INTERNATIONAL BRANDS, INC.

FINANCIAL STATEMENTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2000

TABLE OF CONTENTS





Balance Sheets	2


Statements of Income	4


Statement of Stockholders? Equity	5


Statements of Cash Flows	7


Notes to the Financial Statements	8

INTERNATIONAL BRANDS, INC.
(FORMERLY STELLA BELLA CORPORATION, U.S.A.)
BALANCE SHEETS
DECEMBER 31, 1999 AND THE THREE MONTHS ENDED MARCH 31,2000 (UNAUDITED)
ASSETS

                                  12/31/99            03/31/00
                                                      unaudited
Current assets:                   --------            --------

Cash                              $6,457              -
Accounts Receivable               -                   $538
Inventories at lower of FIFO
cost or market (Note 1)           $4,429              $4,429

Prepaid and other current assets  $85                 -
                                  --------            --------
Total current assets              $10,971             $4,967
                                  --------            --------
Property and equipment (Note 1)
Furniture and Fixtures            $38,468             $38,468
Computers and Equipment           $21,750             $21,750
                                  --------            --------
                                  $60,218             $60,218
Less:  Accumulated depreciation  ($50,900)           ($54,081)
                                  -------             -------

Net property and equipment        $9,318              $6,137

Other assets:
Goodwill (Note 1)                 -                   $102,375

Deferred tax benefit (Note 5)     -                   -

Investments at cost (Note 3)      $35,000             $35,000
Deposits and other assets         $200                $200
                                  ----------          ----------
Total other assets                $1,633,200          $944,750
                                  ==========          ==========
                                  $1,653,489          $955,854
                                  ==========          ==========
See Accountants' Report.
The accompanying notes are an integral part of these financial statements.



INTERNATIONAL BRANDS, INC.
(FORMERLY STELLA BELLA CORPORATION, U.S.A.)
BALANCE SHEETS
DECEMBER 31, 1999 AND the THREE MONTHS ENDED March 31, 2000

LIABILITIES AND STOCKHOLDERS' EQUITY

                                          12/31/99        03/31/00
                                                          (unaudited)
Current liabilities:
Accounts Payable                          $241,267        $215,301
Accrued expenses and other (Note 8)       $7,787,885      $7,786,103
                                          ----------      ----------
Total current liabilities                 $8,029,152      $8,001,404

Commitments and contingencies (Note 8)    -               -
Stockholders' equity (Note 4)
Common stock, $.001 par value
Authorized- see restricted common stock
authorization
Issued and outstanding-10,083,054 shares
at December 31, 1999 and 1,005,000 shares
at December 31, 1998                      $10,083         $72,394

Restricted common stock, $.001 par value
Authorized- 400,000,000 shares
Issued and otstanding-57,612,293 shares
at December 31, 1999 and 9,078,054 shares
at December 31, 1998                      $57,612         $931

Series IV convertible preferred stock,
$.001 stated value
Authorized-19,681,230 shares
Issued and outstanding-626,639 shares
at December 31, 1999 and 647,749 shares
at December 31, 1998 Conversion- each
share of perferred stock is convertible
into common stock based on a formula      $627            $627

Series VI convertible preferred stock,
$.001 stated value
Authorized 19,581,230 shares
Issued and outstanding-0 shares at
December 31, 1999 and 1998, respectively
Conversion-each share of perferred stock
is convertible into five shares of
common stock                              -               -

Additional Paid-in capital                $346,278,098    $350,806,289
                                          ------------    ------------
Accumulated deficit                      ($352,722,083)  ($357,925,791)
                                          ------------    ------------
Total stockholders' equity               ($6,375,663)     $(7,045,550)
                                          ------------    ------------
                                          $1,653,489      $955,854
                                          ============    ============

See Accountants' Report.
The accompanying notes are an integral part of these financial statements.




INTERNATIONAL BRANDS, INC.
(FORMERLY STELLA BELLA CORPORATION, U.S.A.)
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000 (unaudited)


                                         Three Months   Three Months
                                         Ended           Ended
                                         March 31, 1999 March 31, 2000
                                         (unaudited)    (unaudited)
                                         --------        --------
Net sales                                $9,237         $31,373
Cost of goods sold                       $5,605         $22,663
                                         --------        --------
Gross Profit                             $3,632          $8710
                                         --------        --------
Operating expenses
General and administrative               $2,109,631      $5,207,113
                                         ------------    ------------
Loss from operations                    ($2,105,999)     ($5198403)

Other expenses
Interest Income, net of interest expense $10315         $  -
                                         ------------    ------------
Loss before provision taxes             ($2095684)       (5198403)
Provision for income taxes (benefit)
(Note 6)                                 -               -
                                         ------------    -------------
Net loss                                ($2095684)       ($5,198,403)
                                         ============    ============
Loss per share (Note 1)                 ($0.02)         ($0.04)
                                         ============    ============

See Accountants' Report.
The accompanying notes are an integral part of these financial statements.




INTERNATIONAL BRANDS, INC.
(FORMERLY STELLA BELLA CORPORATION, U.S.A.)
STATEMENT OF STOCKHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1999
and the THREE MONTHS ENDED March 31, 2000

                                          SHARES
                                         --------
                                         Common      Preferred   Preferred
                              Common     Stock       Stock       Stock
                              Stock      Restricted  Series IV   Series VI
                              -----      ----------  ---------   ---------
Balance at December 31, 1998  1005000   9,078,054    647,749     -

Shares issued to Z3 in
exchange for services and
for a 6%, $120,000,000 note
due December 29, 2002         -         40,000,000    -           -

Shares issued in exchange for
compensation                  -         13,000,000    -           -

Shares issued for services    -         108,410       -           -

Shares issued in settlement
of litigation                 -         70,000

Shares issued to Z3 for services        4,000,000

Shares issued for exercise
of warrants                   -         270,384      -           -

Shares issued in conversion
of series IV preferred stock
to common stock on a 5 to 1
basis                         -         163,498     (21,110)      -

Expiration of restriction
on common stock though
the year ended December
31, 1999                      9,078,054 (9,078,054)     -          -
                              -------  ----------    --------    ----

Net loss                      -            -            -          -

Balance at December 31, 1999  10,083,054 57,612,292   626,639      -
                              =========  =========    =======     ====


                                          AMOUNT
                                         --------
                        Common     Preferred  Preferred  Additional
                Common  Stock      Stock      Stock      Paid-In    Accumulated
                Stock   Restricted Series IV  Series VI  Capital    Deficit
                ------  ---------  ---------  --------   ---------- -----------
Balance at
December 31,
1998            $1006    $9078       $648       -        $173,058,772 (171,736,336)

Shares issued
to Z3 in
exchange for
services and for
a 6%,
$120,000,000 note
due December
29, 2002        -       $40,000     -          -        $119,960,000      -

Shares issued
for officer
compensation    -       $13,000     -          -        $38,987,000        -

Shares issued
for services    -       $75         -          -        $406,609           -

Shares issued in
settlement of
litigation      -       $70         -          -        $347,430           -

Shares issued to
Z3 for services -       4,000       -          -         12,996,000        -

Shares issued for
exercise of
warrants        -       303         -          -         522,429           -

Shares issued for conversion
of series IV preferred
stock to common stock on a
5 to 1 basis    -       $163       ($21)       -          ($142)           -

Expiration of
restriction
on common stock
through the
year ended
December 31,
1999            $9,078  (9,078)     -          -              -            -
                -----   ------     ----       ----     ------------ ------------

Net loss        -       -          -          -        -           ($189,985,747)

Balance at
December 31,
1999            $10,084  $57,611     $627       -      $346,278,098 ($352,722,083)
                ======   ======      ====     =====    ============ ============
See Accountants' Report.
The accompanying notes are an integral part of these financial statements.




INTERNATIONAL BRANDS, INC.
(FORMERLY STELLA BELLA CORPORATION, U.S.A.)
STATEMENT OF STOCKHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1999 and the
THREE MONTHS ENDED March 31, 2000

                                     SHARES
                                     ------
                                          Common       Preferred   Preferred
                              Common      Stock        Stock       Stock
                              Stock       Restricted   Series IV   Series VI
                              ------      ----------   ---------   ---------
Balance at December 31, 1999  10,083,054  57,612,292    626,639     -

Aquisition of Tele Special.com  -            -             -        -

Shares issued for services
(unaudited)                     -          3,088,500        -        -

Shares issued in settlement
of litigation (unaudited)       -          40,000           -        -

Series IV Preferred Stock
issued (unaudited)              -          1,646          (135)      -

Series VI Preferred Stock
issued (unaudited)              -            -              -       499,847

Conversion of Series VI
Preferred Stock (unaudited)     -          2,499,238        -       (4999,847)

Expiration of restriction
on common stock through
the quarter ended
March 31, 2000              62,309,725     (62,309,725)     -           -
                            -----------    -----------    -------    ---------
Net loss                         -             -            -            -

Balance at March 31,2000    72,392,779       931,951       626,504       -
                            ===========     ==========    ========   ==========



                                      AMOUNT
                                     --------
                         Common     Preferred  Preferred  Additional
                Common   Stock      Stock      Stock      Paid-In    Accumulated
                Stock    Restricted Series IV  Series VI  Capital    Deficit
                ------   ---------- ---------  ---------  ---------- -----------
Balance at
December 31,
1999            $10,084   $57,611      $627       -      $346,278,098 $(352,722,083)

Aquisition of
Tele Special.com  -         -            -         -        5,000      (5,305)

Shares issued for
services (unaudited)-       3,089       -           -     38,987,000      -

Shares issued in
settlement of
litigation
(unaudited)       -         40          -         -        129,960         -

Series IV Preferred
Stock issued
(unaudited)       -          2          -          -          (2)          -

Conversion of Series
VI Preferred Stock
(unaudited)       -          -          -         500        (500)          -

Expiration of restriction
on common stock through
the quarter ended
March 31, 2000    -        2,499        -         (500)       (1,999)        -
              --------    -------    -------    --------     --------      -------

Net loss       62,310      (62310)       -         -             -           -

Balance at
March 31, 2000 $72,394    $931        $627         -         $350,806,791  $(357,925,791)




See Accountants' Report.
The accompanying notes are an integral part of these financial statements.



INTERNATIONAL BRANDS, INC.
(FORMERLY STELLA BELLA CORPORATION, U.S.A.)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                           March 31,2000
                                      December 31, 1999    (unaudited)
                                      -----------------    -----------------
Current assets:

Cash                                  $6,457               $   -
Accounts receivable                     -                   538
Inventory at lower of
FIFO cost or market (NOTE 1)           4,429                4,429
Prepaid and other current assets        85                     -

                                       --------            ---------
Total Current Assets                   10,971               4,967
                                       --------            ---------



Adjustments to reconcile net loss
to net cash used by operations

Depreciation                          $12,725              $12,525
Common stock issued as compensation
for services                          $180,557,436         $125,028,842
Common stock issued in
settlement of lawsuit                 $34,430              $10,100,000
Change in assets and liabilities:
Decrease in accounts receivable       $39,310              $38,481
Decrease in Inventories               $6,472               $79,819
(Increase) in prepaids and other
current assets                       ($20)                ($25)
(Decrease) in deposits and other
assets                                $2,130               $2,918
Increase in accounts payable and
other current labilities              $26,205              $307,421
                                      ------------         ------------
                                      $180,987,688         $135,629,981
                                      ------------         ------------
Net cash provided by operating
activities                            $1,941               $21,509

Cash flows from operating activities:

Cash flows from investing activities:
Purchase of investment                -                   ($35,000)
                                      ------------         -------------
Net cash used by financing activities -                   ($35,000)
                                      ------------         -------------
Net increase (decrease) in cash       $1,941               $13,491
Cash at the beginning of the year     $4,516               $18,007
                                      ------------         -------------
Cash at the end of the year           $6,457               $4,516
                                      ============         =============
Total intrest paid during the year    -                    -
                                      ============         =============

See Accountants' Report.
The accompanying notes are an integral part of these financial statements.



1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	General

The financial statements included herein are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission (SEC) regulations.
Certain information and footnote disclosure normally included in financial
statements	prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.
In management's	opinion, the financial statements reflect all adjustments
( of a normal and recurring	nature)which are necessary to present fairly the
financial position, results of	operations, stockholders? equity and cash flows
for the interim periods.  These financial statements should be read in
conjunction with the audited financial 		statements for the year ended
December 31, 1999, as set forth in the Company's	Annual Report on Form 8-K.
The results of the three months ended March 31, 2000	are not necessarily
indicative of the results that may be expected for the year ending 	December
31, 2000.

B.	Company Background and Organization

International Brands, Inc. (Formerly known as Stella Bella Corporation, U.S.A.) (the Company), a Nevada corporation, is an Internet sales company selling a wide variety of products. Sales are conducted on the Internet under the trade name WorldBestBuy.com. Sales are primarily conducted via credit card and are cleared through a credit card clearing house.

Prior to 1998, the company operated under the name of Stella Bella Corporation , manufacturing gourmet coffee beans in a wide variety of blends, roasts and flavors. The Company also operated a chain of coffee houses which sold whole bean, ground, and brewed coffee produced by the Company. At that time, the Company?s main product, whole bean coffee, was sold primarily through grocery stores and retail coffee houses. Currently, coffee is being sold through the Internet.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

B.	Company Background and Organization (Continued)

Since September 1994, the Company has had an agreement with Z 3 Capital Corporation (?Z3") to consult on matters concerning the Company?s operational and fiscal policies and general business plan. In exchange for notes and relief of certain debt obligations, the Company issued a majority of its outstanding shares of restricted common stock to Z 3. Z 3 subsequently assigned portions of its right of ownership in these shares to various domestic and foreign individuals and corporations (Note 6). As of December 31, 1999, Z 3 and its assignees or designees held controlling ownership of the Company.

On January 12, 2000, the Company purchased 100% of the outstanding shares of
TeleSpecial.com, a Nevada Corporation, in exchange for 31,500 shares of
International 		Brands, Inc., provided by Z 3, having a value of $102,375.
Goodwill in the amount 		of $102,375 was recorded by International Brands
related to this acquisition. In 		addition, a payable to Z 3 for the same
amount was also recorded.  Pursuant to 		Articles of Merger of International
Brands, Inc. and Tele Special.com filed on January 		12, 2000 with the
Secretary of State of the State of Nevada, after the merger, 		International
Brands is the surviving corporation and Tele Special.com was dissolved.  		Tele
Special.com's reporting status was transferred to International Brands, Inc.

The following sumarized pro forma (unaudited) information assumes the TSC aquisition had occurred on January 1, 1999.



                                      12/31/99         3/31/00
[S]                                   [C]              [C]
Net sales                             $32,714          $31,373

Net loss                              $(189,991,052)   $(5,198,403)

Net loss per share                    $(2.72)          $(0.08)

C.	Inventories

Inventories are stated at the lower of cost, computed on a first-in, first-out
(FIFO) basis, or market. Product is manufactured to order and immediately shipped. Inventory on hand is raw materials, consisting of roasted beans and flavoring oils. At December 31, 1999 and March 31, 2000, the total cost of these inventories were:

                                  12/31/99         3/31/00
[S]                               [C]              [C]
Raw Materials                     $4,429           $4,429

Total inventories                 $4,429           $4,429


The Company regularly enters into futures contracts for the purchase of whole green coffee beans. These commitments typically cover a future period of 2 to 6 months. As of December 31, 1999 and March 31, 2000 any gain or loss arising from these commitments was immaterial.

D.	Property, Equipment and Depreciation

Property and equipment is stated at cost. The Company uses the straight line method for depreciation over the estimated useful lives of the assets which range from 5 to 7 years.

E.	Revenue Recognition

The Company's primary business is the sale of goods over the Internet.  Sales
are 	recognized when cash, in the form of check or credit card receipt is
received, thereby 	confirming the sales order.   For all product sales
transactions with its customers, the 	Company acts as a principal,
takes title to all products sold upon shipment, bears credit risk, and bears
inventory risk for returned products that are not successfully	returned to
suppliers, although these risks are mitigated through arrangements with credit card issuers, shippers and suppliers from the manufacturer and assumes
the risk	of ownership.  The Company continues to manufacture coffee to order for Internet sales and recognizes sales as of the date shipments are made to
customers.  The	Company guarantees the quality of the shipped product and
permits return of inferior	goods, generally in exchange for the same or
similar product.  A reserve for future returns is not provided due to the
nature of the Company's coffee production and	distribution and  the fact that
any returned product can be sold through alternate	sources of distribution.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

F.	Financial Instruments

The Company follows the guidance of Statement of Accounting Standards
	(SFAS) No. 102, ?Disclosure of Fair Value Financial Instruments?, which requires disclosure of the fair value of financial instruments; however, this information does not represent the aggregate net fair value of the Company. Unless quoted market price indicates otherwise, the Company's cash and liabilities approximate market value because of the short maturity of these instruments.

G.	Income Taxes

The Company uses the liability method of accounting for income taxes specified by SFAS No. 109, Accounting for Income Taxes, whereby deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future.

H.	Loss Per Share

In February 1997, the Financial Accounting Standard Board (FASB) issued SFAS No. 128, Earning Per Share which requires the Company to present basic and diluted earnings per share for all years presented. The computation of loss per common share (basic and diluted) is based on the weighted average number of shares actually outstanding during the period. The weighted average number of common shares outstanding at March 31, 1999 and March 31,2000 were 58,496,500 shares and 64,480,643 shares respectively. Common stock equivalent shares are excluded from the computation as their effect is antidilutive.

I.	Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.


1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

J.	Investments

Investments in companies in which the Company has less than a 20% interest are carried at cost. Investments in certain companies in which the Company owns a 20% or more interest are carried at cost because the Company does not exercise significant influence over their operating and financial activities.

K.	Goodwill

The Company amortizes goodwill over its 10 year expected useful life on a straight line basis. Goodwill related to the acquisition of Tele Special.com
will	begin to amortize in the second quarter of 2000 when the merger rights acquired by the Company become effective.

2.	GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses in recent years. In addition, the Company has used substantial amounts of working capital in its operations. Furthermore, the Company has incurred a loss of $189,985,747 as of December 31, 1999 and $ 5,198,403 in the first quarter of 2000, as well working capital deficits of $8,018,181 as of December 31, 1999, and $7,996,437 as of the first quarter of 2000.

Management has been advised by the Company?s Senior Financial Advisor, who
was also 	the President of Z 3 Capital Corporation, that Z 3 will continue
to fund the Company's 	continued operations through private placements of
the Company's stock. Z 3 has demonstrated continued ability since 1994 to raise capital for the Company. The Company's continued viability and its ability to continue as a going concern as a going concern is dependent upon its ability to issue stock and raise funds.

3.	INVESTMENTS

A.	Investment in Stella Bella Russia (AOZT)

The Company had issued 2,000,000 shares of restricted common stock to acquire 51% of Stella Bella Russia (AOZT), as of December 31, 1994. Due to AOZT operating in an unstable economic environment, the investment is valued at net realizable value in accordance with Accounting Revenue Bulletin (ARB)
No. 43 and FAS 94. Consideration has been given to the Company?s ability to control the activity of AOZT and current political, economic and currency stability. As of December 31, 1999 and 1998, this investment been fully reserved and is carried at $0.


B.	Kona Beverage Company

On January 11, 1995, the Company entered into an agreement to purchase 250 shares or a 2 1/2% interest in Kona Beverage Company (Kona) from stock owned by Z 3. In consideration for the purchase of Kona stock, the Company issued 220,000 shares of restricted common stock to assignees of Z 3. The purchase price of the 2 1/2 % interest in Kona $16,556. The ability of the Company?s ability to recover its investment in Kona is uncertain. The Company has established a 100% valuation reserve for this investment and it is carried on the Company?s books at $0 value.

C.		San Diego Community Broadcasting Corporation

On August 7, 1998, the Company purchased 35,000 shares of San Diego Community Broadcasting Corp., a privately held company, for $1 per share. The investment is carried on the books of the Company at the historical cost of $35, 000. No current market value is available.

4.	CAPITAL STOCK

A.	Common Stock

The Company has 10,083,054 shares and 72,392,779 shares of freely traded common stock at December 31, 1999 and March, 31, 2000, respectively.
These shares are part of the 400,000,000 shares authorized as December 31, 1999, and March 31, 2000, respectively.

B.	Restricted Common Stock

At December 31, 1999 and March 31, 2000, the Company has authorized 400,000,000 shares of common stock and restricted common stock at a stated par value of $.001. At December 31, 1999 and March 31, 2000, the total restricted shares issued and outstanding were 57,612,293 and 931,951 respectively. These shares carry varying degrees of restriction and can be summarized as follows:

                                   12/31/1999         3/31/2000
[S]                                [C]                [C]
Regulation S shares                6,050,000          -

Restricted shares (Rule 144A)      51,562,293         931,951

Total restricted common stock      57,612,293         931,951


Regulation S covers the purchase and resale of restricted shares issued to foreign entities. The following foreign entities received restricted common stock designated as Regulation S stock pursuant to assignments from Z 3:


                                                12/31/1999   3/31/2000
[S]                                             [C]          [C]
Nicosia Investments, LTD, a Bahamas Company     4,000,000    -
Trenton Guaranty Corp., a Bahamas Company       4,000,000    -
Kivah Guaranty Limited, a Bahamas Company       4,000,000    -
Kirachi Corp., a Bahamas Company                4,000,000    -
Rose Blossom Corp., a Bahamas Company           4,000,000    -
Sumatra Investments, LTD, a Bahamas Company     4,000,000    -
Two Corporation, a Bahamas Company              4,000,000    -
Camden Guaranty Investment Corp., a Bahamas
Company                                         4,000,000    -
Total Regulation S stock issued                 32,000,000   -



4.	COMMON AND PREFERRED STOCK (Continued)

C.	Convertible Preferred Stock

Series IV

The Company has authorized 663,800 shares of redeemable, convertible preferred stock. The stock has a $0.001 stated value. The stock pays an annual dividend of 15% and has a liquidation value of $35. The conversion ratio is based on the Average Bid Price (the prior four week average bid price) divided into the liquidation value. After a fixed period of time, the company may redeem, at the discretion of the board of directors, the preferred stock with common shares at the redemption rate of 1.25 times the liquidation value divided by the Average Bid Price. Each share contains 400 voting rights.
As of December 31, 1999 and March 31, 2000, the Company issued
626,639 shares and 626,504 shares of convertible preferred stock, respectively.

Series VI

The Company has authorized 19,581,230 shares of non-voting convertible
preferred 	stock.  The stock has $0.001 stated value and no liquidation value.
Each share is convertible into five common shares anytime. No shares were
issued in 1999 and	499,847 shares were issued and converted into 2,499,238
common stock in the first quarter of 2000.

D.	Warrants

Warrant Series A

The Company authorized the issuance of 33,040,000 series A warrants, covering the right to purchase $0.001 par value, common stock of the Company.
Each warrant	allows the holder to purchase one share of common stock at 50%
of the preceding	month's average bid price.  The warrants may be exercised
any time after April	30, 1997 and expire on June 30, 2000.  There were
8,761,133 warrants issued and	outstanding as of  December 31, 1999 and March
31, 2000, respectively.

4.	COMMON AND PREFERRED STOCK (Continued)

D.	Warrants (Continued)

Warrant Series B

The Company authorized the issuance of 33,040,000 series B warrants, covering the right to purchase $0.001 par value, common stock of the Company.
Each warrant	allows the holder to purchase one share of common stock at 60%
of the preceding	month's average bid price.  The warrants may be exercised
any time after April 30, 1997 and expire on June 30, 2000.  There were
9,403,128 warrants issued and	outstanding as of December 31, 1999 and March
31, 2000, respectively.

Warrant Series C

The Company authorized the issuance of 33,040,000 series C warrants, covering
the	right to purchase $0.001 par value, common stock of the Company.  Each
warrant	allows the holder to purchase one share of common stock at 70% of the
preceding 	month's average bid price.  The warrants may be exercised any time a
after April 30,	1997 and expire on June 30, 2000.  There were 9,534,203
warrants issued and	outstanding as of December 31, 1999 and March 31, 2000,
respectively.

Warrant Series D

The Company authorized the issuance of 33,040,000 series D warrants, covering the right to purchase $0.001 par value, common stock of the Company.
Each warrant	allows the holder to purchase one share of common stock at 80%
of the preceding month's average bid price.  The warrants may be exercised
any time after April 30,	1997 and expire on June 30, 2000.  There were
9,581,120 warrants issued and	outstanding as of December 31, 1999 and March
31, 2000, respectively.

4.	COMMON AND PREFERRED STOCK (Continued)

E.	Participation Rights

The company authorized the issuance of 600,800 rights to the holders of the
Company's 	Series IV Redeemable, Convertible Preferred Stock.  The rights
are exercisable if the 	Company's common stock dividend on the preferred
stock has not equaled 100 common 	shares by April 30,2000 and the preferred
stock has not been redeemed or converted.  In 	that case, the right
holder may purchase additional common stock equal to one hundred 	shares,
at a price equal to 25% of the Average Bid Price during the period May 1, 2001 through April 30, 2002. The participation right becomes effective on May 1,
2002 and 	expires on May 30, 2002.  There were 191,186  participation rights
issued and outstanding 	as of December 31, 1999 and March 31, 2000,
respectively.

5.  	PROVISION FOR INCOME TAXES

The Company's effective tax benefit on pretax loss differs from the U. S.
Federal 		Statutory tax rate for the fiscal year ended December 31, 1999 and
1998 as follows:

                                        3/31/99      3/31/00
[S]                                     [C]          [C]
State taxes, net of federal tax benefit (5.83%)      (5.83%)

                                        (39.83%)     (39.83%)

Deferred income tax assets and liabilities are computed based on temporary
differences 	between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expense or credits are based on the changes in the deferred income tax assets or liabilities from period to period. The components of deferred tax liabilities and assets at December 31, 1999 and 1998 are as follows:


                                       3/31/99          3/31/00
[S]                                    [C]              [C]
Net operating loss carry forward       $	132,591,532    $	142,619,327

Valuation allowance                    $ (132,591,532)  $(142,619,327)



5.  	PROVISION FOR INCOME TAXES (Continued)

The Company had available approximately 332,857,000 and 358,030,000 of unused federal and state operating loss carry forwards, respectively at March 31, 1999 and 2000, that may be applied against future taxable income. These net operating loss carry forwards expire for federal purposes from 2009 to 2020 and will expire for state purposes from 2000 to 2005. There can be no assurance that the Company will realize the benefit of the net operating loss carry forwards.

SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. At December 31, 1999 and 1998, valuations for 100% of the net deferred tax assets were recorded due to uncertainties as to the amount of taxable income that will be generated in future years. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

Due to the change in ownership provisions in the Internal Revenue Code Section 382, the availability of the Company?s net operating loss carry forwards may be subject to an annual limitation against taxable income in future periods, which could substantially limit the eventual utilization of these net operating loss carry forwards.

6.	RELATED PARTY TRANSACTIONS

A.	Stock Issuances

During the years ended December 31,1999 and 1998, the Company issued or assigned restricted common stock to certain domestic and foreign individuals and companies (assignees). Z 3 exercises significant control over these assignees, and they are considered related parties for purposes of the
restricted common stock assigned to them.   As of December 31, 1999 and March
31, 2000, the total shares of restricted common   stock  issued  or assigned
to Z 3 or  its assignees were 32,000,000 shares and 0 shares, respectively.

6.	RELATED PARTY TRANSACTIONS (Continued)

B.	Management Agreement and Issuance of Stock

Z 3 Capital Corporation (Z 3) entered into a consulting agreement with the Company on September 30, 1994. The term of the agreement is ongoing.
Pursuant to the agreement, Z 3 will consult with the Board of Directors of the Company and its officers or advisors on matters concerning operational and fiscal policies and the Company?s general business plan. In addition, on January 1, 1999, the Company entered into an additional consulting agreement with Z3, in which Z3 is to develop a Web site for marketing purposes. The contracts calls for monthly payments of $650,000 to be applied against the Company?s note receivable from Z3. The term of the contract is from January 1, 999 through June 30, 2000. As of December 31, 1999 and March 31, 2000, $7,800,000 and $1,950,000 has been applied against the note receivable and accrued interest from Z3.

On January 29, 1999, the Company issued 40,000,000 shares of restricted common stock in exchange for $80,000,000 of consulting services rendered by Z 3 and for a $40,000,000 6% note due December 29, 2002. Total interest income accrued on these notes during 2000 and 1999 was $0 and $828,763 respectively. Z 3 subsequently assigned its rights to these shares to certain related domestic and foreign individuals and corporations.

(intentionally left blank)

6.	RELATED PARTY TRANSACTIONS (Continued)

B.	Management Agreement and Issuance of Stock (Continued)

The following table summarizes the restricted common stock in consideration
of	notes issued by Z 3:

                                       12/31/99        3/31/00
[S]                                    [C]             [C]
31,072,450 shares of restricted common
issued in consideration of consulting
services and a 6% issued October
25, 1995, due December 1, 2000,
which is 	past due as of March
31, 2000.                               $	1,029,648    $ 328,824

20,000,000 shares of restricted common
stock issued in consideration of
consulting services and a 6% note
issued June 21, 1996, due
May 21, 2001.                          $ 493,304       -

7,550,000shares of restricted common
stock issued in consideration of
consulting services and a 6% note
issued January 2, 1998,
due December 21, 2001.                 6,938,446       40,951,861

40,000,000 shares of restricted common
stock issued in consideration of
consulting services and a 6% note
issued January 29, 1999, due
December 29, 2002.                    7,324,254       40,969,356

Total notes receivable -
related party                         49,413,259      48,622,434

Less: valuation allowance            (47,815,259)    (47,815,259)
                                      $ 1,598,000     $ 807,175

A valuation allowance equal to  97% of the carrying value of the Z 3
receivable		was recorded by the Company since the future collection of this
receivable, based	on the uncertain financial condition of Z3, is in doubt.

Pursuant to the consulting agreement, the company has accrued $7,800,000 and $1,950,000 in compensation related to the services performed by Z 3 during the years ended December 31, 1999 and March 31, 2000, respectively.


6.	RELATED PARTY TRANSACTIONS (Continued)

C.	Payments to Officers
The Company employs certain individuals related to Z 3 as officers of the Company. They hold the positions of President and Treasurer. Total salaries paid to those individuals were $39,000,000 (Note 11) in 1999 and $0 in 2000.

7.	COMMITMENTS AND CONTINGENCIES

A.	Operating Leases

The Company leases certain corporate office and warehouse space. This lease will expire on June 15, 2000. The Company is currently negotiating with the landlord to make this a month to month lease.
The future minimum lease payments under the current lease are:

                                        2000
                                        [C]
                                       	4,125
                                       $	4,125

Total rent expense for the year ended December 31, 1999 and the three months ended March 31, 2000 was $ 39,378 and $ 4,125, respectively.

8.		COMMITMENTS AND CONTINGENCIES

Legal Matters

On May 9, 2000, the Company received a final judgement against it as a result
of	litigation initiated by the State of New Jersey against International
Brands and 		several other defendants. As a result, the Company is enjoined
from selling any of	its stock within the State of New Jersey.  In addition,
International Brands shall	send a notice to all New Jersey residents who
purchased stock allowing them a 		right of recision.  International Brands,
Z3 Capital Corporation and its chief 		executive are liable to the State of
New Jersey for $7,770,000 in civil monetary 	penalties.  This amount has been
accrued on the Company?s books since Decembe	 31, 1996, since the source of
this payment shall come from the Company.  The 		Company is currently
appealing this judgement, however the success of this appeal	is in doubt.



9.	SEGMENT AND GEOGRAPHIC INFORMATION

The Company has adopted SFAS No. 131, ?Disclosures About Segments Of An Enterprise And Related Information, in the fiscal year ended December 31,
1999.  SFAS 	No. 131 establishes standards for reporting information
regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating or decision maker, or decision making group, in deciding how to allocate resources and assess performance. The Company's chief decision maker, as defined under SFAS No. 131, is a combination of the Chief Executive Officer and the Chief Financial Officer. To date, the Company has viewed its operations and manages its business as principally one segment, Internet sales. Associated services are not significant. As a result, the financial information disclosed herein represents all of the material financial information related to the Company's principal operating segment.


10.	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

In addition to cash provided or used for operations, investing, and financing, the Company had the following non-cash investing and financing activities:

A.	For the Three Month's Ended March 31, 2000

1.	The Company issued 40,000 shares of restricted common stock in settlement of a lawsuit, having a fair market value of $130,000.

2.	The Company issued 3,088,500 shares ofrestricted common stock, having a fair market value of $4,398,515.

3.	Net adjustments to notes receivable consisted of $790,825.

10.	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION(Continued)

B.	For the Three Month's Ended March 31, 1999

1.	The Company issued 40,000,000 shares of restricted common stock in exchange for a $40,000,000 note receivable and $80,000,000 in consulting services from Z 3 Capital Corporation (Note 6).

2.	The Company issued its President 13,000,000 shares of restricted common stock, having a fair market value of $39,000,000.

3.	The Company issued 10,000 shares retricted common stock in consideration for various services, having a fair market value of $102,500.

4. Net adjustments to notes receivable consisted of $1,905,987.